                                                                  EXHIBIT (a)(1)

                       Offer to Purchase for Cash up to
                50.1% of the Outstanding Shares of Common Stock
                           and Associated Rights of
                       American Freightways Corporation

                                      at

                             $28.13 Net Per Share

                                      by

                                   FDX, Inc.

                         a wholly-owned subsidiary of
                               FedEx Corporation

                                ---------------


  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
    NEW YORK CITY TIME, ON THURSDAY, DECEMBER 21, 2000, UNLESS THE OFFER IS
                                   EXTENDED.


   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF AMERICAN FREIGHTWAYS CORPORATION (THE "COMPANY") REPRESENTING AT LEAST 50.1% OF THE TOTAL NUMBER OF SHARES OF COMMON STOCK OUTSTANDING (THE "MINIMUM CONDITION") AND ANY WAITING PERIODS UNDER APPLICABLE ANTITRUST LAWS HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE "INTRODUCTION" AND "THE OFFER-- CONDITIONS TO THE OFFER".

   THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE, HAS APPROVED THE MERGER AGREEMENT DATED AS OF NOVEMBER 12, 2000 AMONG FEDEX CORPORATION, FDX, INC. AND THE COMPANY (THE "MERGER AGREEMENT") AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND RECOMMENDS THAT ALL THE COMPANY'S SHAREHOLDERS WHO DESIRE TO RECEIVE CASH FOR THEIR SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                ---------------

   A summary of the principal terms of the Offer appears on pages 1-4 hereof.

   If you have questions about the Offer, you can call Morrow & Co., Inc., the information agent for the Offer, or Merrill Lynch & Co., the dealer manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. You can also obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from Morrow & Co., Inc. or your broker, dealer, commercial bank, trust company or other nominee.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                                ---------------

                     The Dealer Manager for the Offer is:

                              Merrill Lynch & Co.

November 20, 2000

                               ----------------

                               TABLE OF CONTENTS

                               ----------------

                                                                            Page
                                                                            ----
 Summary Term Sheet........................................................   1
 Introduction..............................................................   5
 The Offer.................................................................   7
     1. Terms of the Offer; Expiration Date...............................    7
     2. Extension of Tender Period; Termination; Amendment; Subsequent
         Offering Period..................................................    7
     3. Acceptance for Payment and Payment................................    9
     4. Procedure for Tendering Shares....................................   10
     5. Withdrawal Rights.................................................   12
     6. Certain Tax Considerations........................................   12
     7. Price Range of Shares; Dividends..................................   15
     8. Certain Information Concerning the Company........................   15
     9. Certain Information Concerning Purchaser and FedEx................   17
    10. Source and Amount of Funds........................................   18
    11. Background of the Offer...........................................   18
    12. Purpose and Structure of the Offer; Plans for the Company;
         Dissenters' Rights...............................................   21
    13. The Merger Agreement..............................................   22
    14. The Voting Agreement..............................................   30
    15. Effect of the Offer on the Market for the Shares; Stock Exchange
         Listing(s); Registration under the Exchange Act..................   30
    16. Dividends and Distributions.......................................   31
    17. Conditions to the Offer...........................................   32
    18. Certain Legal Matters; Regulatory Approvals.......................   33
    19. Fees and Expenses.................................................   35
    20. Miscellaneous.....................................................   35

Schedule I--Directors and Executive Officers of FedEx Corporation and FDX, Inc.

                              SUMMARY TERM SHEET

   FedEx Corporation ("FedEx"), through its wholly-owned subsidiary, FDX, Inc. ("Purchaser") is offering to purchase up to 50.1% of the common stock, par value $0.01 per share, and associated rights (the "Common Stock" or "Shares") of American Freightways Corporation (the "Company") for $28.13 per Share net to the seller in cash pursuant to a Merger Agreement dated as of November 12, 2000 among FedEx, Purchaser and the Company (the "Merger Agreement"). The following are some of the questions you, as a shareholder of the Company, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities? Why?

   Our name is FDX, Inc. We are a Delaware corporation formed for the purpose of making a tender offer for the Shares. We are a wholly-owned subsidiary of FedEx Corporation, a Delaware corporation. This tender offer is the first step in our plan to acquire all of the outstanding Shares of the Company as provided in the Merger Agreement.

What are the classes and amounts of securities sought in the Offer?

   We are seeking to purchase up to 50.1% of the outstanding common stock, par value $0.01 per share, and associated rights, of the Company.

What will happen if more than 50.1% of the Shares are validly tendered and not withdrawn prior to the expiration date of the Offer?

   If more than 50.1% of the Shares are validly tendered and not withdrawn prior to the expiration date of the Offer (the "Expiration Date"), we will accept for payment and pay for only 50.1% of the Shares on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each shareholder prior to or on the Expiration Date. In the event that proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (due in part to the guaranteed delivery procedures described in Section 4), FedEx does not expect that it will be able to announce the final results of such proration or pay for any Shares until at least five Nasdaq National Market trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their broker.

How much are you offering to pay for my securities and what is the form of payment? Will I have to pay any fees or commissions?

   We are offering to pay $28.13 per Share, net to you, in cash. If you tender your Shares to us in the offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Do you have the financial resources to make payment?

   Yes. We will need approximately $470 million to purchase all Shares pursuant to the Offer and to pay related fees and expenses. It is anticipated that such funds will be obtained from FedEx's general corporate funds and from FedEx's existing commercial paper program. FedEx has also obtained a commitment from The Chase Manhattan Bank to provide a new credit facility to backstop the commercial paper issued for this acquisition and other working capital needs subsequent to the completion of the Offer. That commitment is subject to the negotiation and execution of mutually acceptable loan documentation and will be conditioned upon, among other things, completion of the Offer and other customary closing conditions. If we are unable to consummate the foregoing financing arrangements, we will seek alternative financing.

Has the Board of Directors of the Company approved the Merger?

   Yes. The Board of Directors of the Company convened on November 12, 2000 and approved the merger of the Company with us on the terms set forth in the Merger Agreement. The Company's financial advisor, Credit Suisse First Boston Corporation, delivered its opinion to the Board of Directors that the consideration to be paid to the Company's shareholders is fair from a financial point of view.

Is your financial condition relevant to my decision to tender in the Offer?

   Because the form of payment in the Offer consists solely of cash and the Offer is not subject to a financing condition, we do not think our financial condition is material to your decision whether to tender in the Offer. However, as noted below, if you do not tender in the Offer, in the subsequent merger (if it occurs), you will receive, for each Share you hold, shares of FedEx common stock having a value of $28.13. If you would like additional information about our financial condition, please see "Certain Information Concerning Purchaser and FedEx--Available Information."

How long do I have to decide whether to tender in the Offer?

   You have until at least 12:00 Midnight, New York City time, on Thursday, December 21, 2000, to decide whether to tender your Shares in the Offer. Further, if you cannot deliver everything required to make a valid tender to EquiServe Trust Company, N.A. ("EquiServe"), the depositary for the Offer, prior to such time, you may be able to use a guaranteed delivery procedure, which is described in "The Offer--Procedure for Tendering Shares." In addition, if we decide to include a subsequent offering period or periods in the Offer as described under "The Offer--Subsequent Offering Period", you will have an additional opportunity to tender your Shares.

Can the Offer be extended and under what circumstances?

   We may, in our sole discretion, extend the Offer at any time or from time to time for up to 60 calendar days in total after the original Expiration Date. We might extend, for instance, if any of the conditions specified in "The Offer--Conditions to the Offer" are not satisfied prior to the Expiration Date. Such conditions include that (i) there be validly tendered and not withdrawn a number of Shares representing at least 50.1% of the total outstanding common stock of the Company (we call this condition the "Minimum Condition") and (ii) the waiting period under applicable antitrust laws shall have expired or been terminated.

How will I be notified if the Offer is extended?

   If we decide to extend the Offer, we will inform EquiServe, the depositary for the Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire.

What are the most significant conditions to the Offer?

   We are not obligated to purchase any Shares which are validly tendered unless the number of Shares validly tendered and not withdrawn represents at least 50.1% of the total number of Shares outstanding. In addition, our obligation to purchase Shares in the offer is conditioned, among other things, upon the expiration or termination of the applicable waiting period under applicable antitrust laws.

How do I tender my Shares?

   To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal, to EquiServe, the depositary for the Offer, not later than the time the Offer expires. If your Shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your Shares through The Depositary Trust Company. If you cannot deliver everything required to make a valid tender to the depositary prior to the expiration of the Offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution to guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. However, the depositary must receive the missing items within that three trading day period.

Until what time can I withdraw tendered Shares?

   You can withdraw tendered Shares at any time until the Offer has expired and, if we have not by January 19, 2001, agreed to accept your Shares for payment, you can withdraw them at any time after such time until we accept Shares for payment. You may not, however, withdraw Shares tendered during a subsequent offering period, if one is included.

How do I withdraw tendered Shares?

   To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to EquiServe while you have the right to withdraw the Shares.

When and how will I be paid for my tendered Shares?

   Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not withdrawn Shares as soon as practicable after the Expiration Date, subject to the satisfaction or waiver of the conditions to the Offer, as set forth in "The Offer--Conditions to the Offer." We do, however, reserve the right, in our sole discretion and subject to applicable law, to delay payment for Shares in order to comply with law.

   We will pay for your validly tendered and not withdrawn Shares by depositing the purchase price with EquiServe, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by EquiServe of certificates for such Shares (or of a confirmation of a book-entry transfer of such shares as described in "The Offer--Procedure for Tendering Shares"), a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares.

Will the Offer be followed by a merger?

   If we accept for payment and pay for 50.1% of the outstanding Shares (or fewer Shares, if we waive the Minimum Condition), the Company is expected to be merged with and into the Purchaser. Additionally, if we accept for payment and pay for 50.1% of the outstanding Shares, we would have sufficient voting power to approve the merger without the affirmative vote of any other shareholder of the Company. The Company, as a result, will become a wholly-owned subsidiary of FedEx. If that merger takes place, FedEx will own all of the Shares and all remaining shareholders (other than FedEx, Purchaser, or other subsidiaries of FedEx and shareholders exercising dissenters' rights) will receive, for each Share they hold, shares of FedEx common stock having a value of $28.13.

Have any shareholders agreed to vote in favor of the merger?

   Yes. FedEx, and F.S. Garrison, Tom Garrison, Will Garrison and certain other members of the Garrison family (the "Garrison Family") have entered into a voting agreement dated as of November 12, 2000. The Garrison Family has agreed to vote in favor of the merger. The Garrison Family has the right to tender, at its option, up to 1.0 million Shares into the Offer. In addition, under certain circumstances, if the Minimum Condition would not otherwise be met, FedEx has the right to require the Garrison Family, subject to certain conditions, to tender up to an additional 1.0 million Shares into the Offer, and the Garrison Family, at their option, may tender additional Shares into the Offer, so long as the total number of Shares tendered by the Garrison Family into the Offer (including any Shares that FedEx has required the Garrison Family to tender into the Offer) is not more than 3.2 million. The Garrison Family owns approximately 12.2 million Shares, representing collectively approximately 37% of the currently outstanding Shares.

If 50.1% of the Shares are tendered and accepted for payment, will the Company continue as a public company?

   Yes; however, if and when the merger takes place, the Company will no longer be publicly owned. It is possible that, following the expiration of the Offer and prior to the merger, if we purchase all the tendered Shares, there may be so few remaining shareholders and publicly held Shares that the Shares will no longer be eligible to be traded on the Nasdaq National Market or any other securities exchange, there may not be an active public trading market (or, possibly, any public trading market) for the Shares, and the Company may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the SEC rules relating to publicly held companies.

If I decide not to tender, how will the Offer affect my shares?

   If the merger takes place, shareholders not tendering in the Offer (other than FedEx, Purchaser, any other subsidiary of FedEx or shareholders exercising dissenters' rights) will receive, for each Share they hold, shares of FedEx common stock having a value of $28.13. Therefore, if the merger takes place, the difference to you between tendering your Shares and not tendering your Shares is that you will be paid in cash if you tender your Shares in the Offer and will receive shares of FedEx common stock in exchange for your Shares if you do not tender in the Offer. However, if the merger does not take place and the Offer is consummated, the number of shareholders and Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, any public trading market) for the Shares, which may affect prices at which shares trade. Also, as described above, the Company may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies.

What is the market value of my Shares as of a recent date?

   On November 10, 2000, the last full trading day before we announced the Offer and the possible subsequent merger, the closing price of common stock of the Company reported on the Nasdaq National Market was $17.50 per share. Between January 1, 2000 and November 10, 2000, the closing price of a Share ranged between $10.88 and $20.06, and on November 17, 2000, the last full trading day before the date of this Offer to Purchase, the closing price of a share of common stock of the Company was $27.69. We advise you to obtain a recent quotation for Shares before deciding whether to tender your Shares.

Who can I talk to if I have questions about the Offer?

   You can call Morrow & Co., Inc., the information agent for the Offer, at
(800) 607-0088 (toll free) or (212) 754-8000 (call collect) or Merrill Lynch & Co., the dealer manager for the Offer, at (212) 236-3790 (call collect).

To the Holders of Common Stock of
American Freightways Corporation:

                                 INTRODUCTION

   We, FDX, Inc. ("Purchaser"), a Delaware corporation and a wholly-owned subsidiary of FedEx Corporation, a Delaware corporation ("FedEx"), hereby offer to purchase up to 50.1% (the "Maximum Amount") of the Common Stock, par value $0.01 per share and associated rights (the "Shares") of American Freightways Corporation, an Arkansas corporation (the "Company"), at $28.13 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). You will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of Merrill Lynch & Co. (the "Dealer Manager"), EquiServe Trust Company, N.A. (the "Depositary") and Morrow & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See "The Offer--Fees and Expenses".

   The Offer is being made pursuant to the Agreement and Plan of Merger dated as of November 12, 2000 (the "Merger Agreement") among FedEx, Purchaser, and the Company. The Merger Agreement provides that following completion of the Offer and the satisfaction or waiver of certain conditions in the Merger Agreement, the Company will be merged into Purchaser (the "Merger"), with Purchaser continuing as the surviving corporation (the "Surviving Corporation"), which will be wholly-owned by FedEx. At the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares owned by FedEx, Purchaser, or any other subsidiary of FedEx and other than Shares that are held by shareholders, if any, who properly exercise their dissenters' rights under Arkansas Code Annotated ("Arkansas Law") Section 4-27-1301 et seq., will be converted into the right to receive shares of common stock of FedEx, par value $.10 per share ("FedEx Common Stock") with a value of $28.13. The Merger Agreement is more fully described in "The Offer--The Merger Agreement."

   The Board of Directors of the Company (the "Company Board"), by unanimous vote, has approved the Merger Agreement and the transactions contemplated by it, including the Offer and the Merger, and has determined that the Offer and the Merger are fair to, and in the best interests of, the shareholders of the Company and recommends that shareholders of the Company who desire to receive cash for their Shares accept the Offer and tender their Shares pursuant to the Offer.

   The Company's financial advisor, Credit Suisse First Boston Corporation, and, as a consequence of a merger of Donaldson, Lufkin and Jenrette Securities Corporation ("DLJ") with an affiliate of Credit Suisse First Boston Corporation in November 2000, its affiliate DLJ ("CSFB"), has delivered to the Company Board its opinion dated November 12, 2000 (the "Financial Advisor Opinion"), to the effect that, as of such date, and based on and subject to the matters stated in the opinion, the consideration to be received by holders of Shares in the Offer and in the Merger is fair from a financial point of view to those shareholders. The full text of the opinion, including the assumptions made, matters considered and limits on the review undertaken, is attached as Annex II to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the SEC in connection with the Offer and which is being mailed to shareholders together with this Offer to Purchase. Shareholders are urged to, and should, read the opinion carefully.

   The Company has advised us that to the best of its knowledge each of its executive officers and directors intends to tender all of his Shares pursuant to the Offer or vote all of his Shares in favor of the Merger.

   The Offer is subject to the conditions described in "The Offer--Conditions to the Offer", including, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) a number of Shares representing 50.1% of the total number of Shares outstanding (the "Minimum Condition") and (ii) any waiting periods under applicable antitrust laws having expired or been terminated. The Offer is also subject to other conditions. See "The Offer--Conditions to the Offer".

   The Company has advised us that as of November 10, 2000, there were outstanding 32,521,705 Shares and 2,717,510 options to purchase Shares. Accordingly, we believe that the Minimum Condition would be satisfied if approximately 16,293,375 Shares are validly tendered pursuant to the Offer and not withdrawn.

   The Merger Agreement provides that upon acceptance for payment of a number of Shares that satisfies the Minimum Condition, FedEx will be entitled to designate a number of directors, rounded up to the next whole number, on the Company Board that equals the product of (1) the total number of directors on the Company Board and (2) the percentage that the number of Shares beneficially owned by FedEx bears to the total number of Shares then outstanding.

   The Merger is subject to the satisfaction or waiver of certain conditions, including the approval of the Merger Agreement by the Company's shareholders. If the Minimum Condition is satisfied, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder of the Company. The Company has agreed to cause a meeting of its shareholders to be held as promptly as practicable following consummation of the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. FedEx, Purchaser and the Garrison Family have agreed to vote their shares in favor of the approval and adoption of the Merger Agreement. See "The Offer--The Merger Agreement."

   THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF SHAREHOLDERS OF THE COMPANY OR ANY OFFER TO SELL OR SOLICITATION OF OFFERS TO BUY FEDEX COMMON STOCK OR OTHER SECURITIES. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), AND ANY SUCH OFFER WILL BE MADE ONLY THROUGH A REGISTRATION STATEMENT AND THE PROSPECTUS PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT").

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                                   THE OFFER

   1. Terms of the Offer; Expiration Date. On the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for up to 50.1% of the Shares that are validly tendered prior to the Expiration Date and not withdrawn.

   To the extent more than 50.1% of the Shares are tendered in the Offer, we will purchase up to 50.1% of the Shares tendered in the Offer on a pro rata basis (with appropriate adjustment to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each shareholder prior to the Expiration Date and not withdrawn. See "The Offer--Acceptance for Payment and Payment."

   "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, December 21, 2000, unless we extend the period of time for which the Offer is open under the terms set forth in the Merger Agreement, in which event "Expiration Date" means the latest time and date at which the Offer, as so extended, shall expire.

   The Offer is subject to the conditions set forth in "The Offer--Conditions to the Offer", which includes, among other things, satisfaction of the Minimum Condition and the expiration or termination of the waiting period applicable to our acquisition of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). If any such condition is not satisfied, we may (a) terminate the Offer and return all tendered Shares; or (b) extend the Offer and, subject to certain conditions and to your withdrawal rights as set forth in "The Offer--Withdrawal Rights", retain all Shares until the expiration of the Offer as so extended; or (c) waive the Minimum Condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn or delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. For a description of our right to extend, amend, delay or terminate the Offer, see "The Offer-- Extension of the Tender Period; Termination; Amendment," and "The Offer-- Conditions to the Offer".

   2. Extension of Tender Period; Termination; Amendment; Subsequent Offering Period. We have the right to extend the Expiration Date, without the consent of the Company, for a number of days not to exceed 60 in total, if at the then-scheduled Expiration Date any of the conditions to the Offer have not been satisfied or waived. We also have the right to extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the SEC staff applicable to the Offer or any period required by applicable law.

   We expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms of our conditions to the Offer, provided that without the prior written consent of the Company we cannot make any change that changes the form of consideration to be paid in the Offer or the Merger, decreases the price per Share, increases the Minimum Condition, imposes additional conditions to the Offer or amends any term or any condition to the Offer in a manner materially adverse to the shareholders of the Company.

   If we decrease the percentage of Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of such period of 10 business days. If we make a material change in the terms of the Offer (other than a change in price or percentage of securities sought) or in the information concerning the Offer, or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and that if material changes are made with respect to information that approaches the significance of price and percentage of Shares sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. "Business day" means any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

   Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement, in the case of an extension of the Offer to be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes in the information published, sent or given to any shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service.

   If we extend the time during which the Offer is open, or if we are delayed in its acceptance for payment of or payment for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf and those Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under "The Offer--Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by (i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder's offer and (ii) the terms of the Merger Agreement, which require that, on the terms and subject to prior satisfaction (or waiver) of the conditions to the Offer, we must accept for payment and pay for Shares within the time period required under applicable law.

   Pursuant to Rule 14d-11 under the Exchange Act, after the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived, but less than 50.1% of the Shares have been tendered and purchased, we may, subject to certain conditions, include a subsequent offering period (a "Subsequent Offering Period") pursuant to which we may add a period of between three and 20 business days to permit additional tenders of Shares. We may include a Subsequent Offering Period so long as, among other things, (i) the initial 22 business day period of the Offer has expired, (ii) all conditions to the Offer are deemed satisfied or waived by Purchaser on or before the Expiration Date, (iii) we accept and promptly pay for all Shares validly tendered during the Offer, (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 A.M., New York City time on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (v) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. In addition, we may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Periods (including extensions thereof) is no more than 20 business days. We have not at this time made a final decision to include or to not include a Subsequent Offering Period. Such decision will be made in our sole discretion, and there is no assurance that we will or will not include such a Subsequent Offering Period. In a public release, the SEC has expressed the view that inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer and require the Purchaser to disseminate new information to Shareholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date. In the event we elect to include a Subsequent Offering Period, we will notify shareholders of the Company consistent with the requirements of the SEC.

   No withdrawal rights apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration and offer price, will be paid to shareholders tendering Shares in the Offer or in any Subsequent Offering Period. Any extension, termination or amendment or extension of a Subsequent Offering Period will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

   The Company has provided us with its shareholder list and security position listings so we can disseminate the Offer to holders of Shares. We will send this Offer to Purchase and the related Letter of Transmittal to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

   3. Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn as soon as practicable after the Expiration Date, subject to the satisfaction or waiver of the conditions set forth in "The Offer--Conditions to the Offer." In addition, we reserve the right, subject to compliance with Rule 14e-1(c) under the Exchange Act, to delay the acceptance for payment or payment for Shares in order to comply in whole or in part with any applicable law. For a description of our right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see "The Offer--Extension of Tender Period".

   For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary. We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary. The Depositary will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in "The Offer-- Procedure for Tendering Shares")), a properly completed and duly executed Letter of Transmittal and any other required documents. Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occurs at different times. For a description of the procedure for tendering Shares pursuant to the Offer, see "The Offer--Procedure for Tendering Shares".

   Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

   If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

   We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

   If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility as defined below), without expense to you, as promptly as practicable following the expiration or termination of the Offer.

   If more than 50.1% of the Shares are validly tendered and not withdrawn prior to the Expiration Date, we will accept for payment and pay for only 50.1% of the Shares on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each shareholder prior to or on the Expiration Date and not withdrawn. In the event that proration of tendered shares is required, because of the difficulty of determining the precise number of shares properly tendered and not withdrawn (due in part to the guaranteed delivery procedures described in under "The Offer--Procedure for Tendering Shares"), we do not expect that we will be able to announce the final results of such proration or pay for any shares until at least five Nasdaq National Market trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their broker.

   4. Procedure for Tendering Shares. To tender Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (A) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal and (B) certificates for the Shares to be tendered or delivery of such Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent's Message (as defined below) if the tendering shareholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

   Book Entry Delivery. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation which such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

   Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) (each an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed
(i) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

   Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

     (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

   The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured.

   Back-up Withholding. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain shareholders pursuant to the Offer. In order to avoid such backup withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to back-up withholding, you must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payment.

   Grant of Proxy. By executing a Letter of Transmittal (or delivering an Agent's Message), you irrevocably appoint our designees as your proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after November 20, 2000). All such proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's shareholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of shareholders then scheduled or acting by written consent without a meeting).

   The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

   Validity. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. Our interpretation of the terms and conditions of the Offer will be final and binding. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

   5. Withdrawal Rights. You may withdraw tenders of Shares made pursuant to the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after January 19, 2001 unless such Shares are accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section.

   To withdraw tendered Shares, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-entered by again following one of the procedures described in "The Offer--Procedures for Tendering Shares" at any time prior to the Expiration Date.

   If we include a Subsequent Offering Period (as described in more detail in "The Offer--Subsequent Offering Period") following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period or to Shares previously tendered in the Offer and accepted for payment.

   We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

   6. Certain Tax Considerations. The following discussion sets forth the opinion of Davis Polk & Wardwell, counsel to Purchaser, as to the material United States federal income tax consequences of the Offer and Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, and administrative and judicial interpretations thereof, each as in effect as of the date of this Offer to Purchase, all of which may change, possibly with retroactive effect.

   This discussion does not address all aspects of federal income taxation that may be relevant to a holder of Shares in light of that holder's particular circumstances or to a holder subject to special rules, such as (i) a shareholder who is not a citizen or resident of the United States, (ii) a financial institution or insurance company, (iii) a tax-exempt organization,
(iv) a dealer or broker in securities, (v) a shareholder that holds its Shares as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, or (vi) a shareholder that acquired its Shares pursuant to the exercise of options or otherwise as compensation. In addition, this discussion does not address any state, local or foreign tax consequences of the Offer or the Merger. We urge each holder of Shares to consult its own tax advisor to determine the particular federal income tax or other tax consequences to it of participation in the Offer and to determine whether it should participate in the Offer or the Merger.

   The Offer is being made as the first step in a two-step transaction in which we will acquire 100% of the stock of the Company. The second step of the transaction will be the Merger. Each holder of Shares is urged to consider the tax consequences to it of participating in the Offer and Merger in each of the following circumstances: (i) if all of its Shares are tendered and accepted for purchase in the Offer, (ii) if all of its Shares are exchanged for FedEx Common Stock pursuant to the Merger, or (iii) if some of its Shares are tendered and accepted for purchase in the Offer, and some of its Shares are exchanged for FedEx Common Stock pursuant to the Merger.

   The Offer and the Merger will be treated as two steps in an integrated transaction that will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (and FedEx, the Purchaser and the Company will be included as parties to that reorganization within the meaning of Section 368(b) of the Code) assuming the following factual assumptions (which we refer to as supporting conditions) are met:

  . the Offer and the Merger are completed under the current terms of the Merger Agreement,

  . holders of Shares comprising no more than an insignificant number of holders of Shares exercise their dissenters' rights under applicable law, and

  .  the Merger is completed promptly after the Offer.

   In addition to the supporting conditions, the receipt by FedEx and the Company of opinions of their respective outside counsel, Davis Polk & Wardwell and Kutak Rock LLP, to the effect that the Offer and Merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code (and FedEx, Purchaser and the Company will be included as parties to that reorganization within the meaning of Section 368(b) of the Code) are conditions to consummating the Merger. In rendering these opinions, Davis Polk & Wardwell and Kutak Rock LLP will rely upon representations and covenants to be made by FedEx, Purchaser and the Company, including those contained in certificates of officers of FedEx, Purchaser and the Company. In addition, the discussion of the material U.S. federal income tax consequences of the Offer and Merger discussed below assumes the absence of changes in pertinent facts or law between the date of this Offer to Purchase and the Effective Time of the Merger. If any of those representations, covenants or assumptions is inaccurate, the tax consequences of the Merger could differ materially from those summarized below. In addition, the ability to satisfy the supporting conditions, and therefore the federal income tax consequences of the Offer and Merger, depend in part on facts that will not be available before the completion of the Merger (for example, the number of holders of Shares that duly perfect their dissenters' rights under applicable law). There can be no assurances that the Merger will be completed, or that the supporting conditions will be satisfied. If the supporting conditions are not satisfied, the tax consequences of the Merger could differ materially from those discussed below.

   Assuming that the Offer and the Merger are treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (and FedEx, Purchaser and the Company are included as parties to that reorganization within the meaning of Section 368(b) of the Code), for federal income tax purposes:

  . A holder of Shares that has all of its Shares purchased in the Offer will recognize gain or loss, measured by the difference between the cash received and such holder's adjusted tax basis in such Shares. This gain or loss will be capital gain or loss provided such holder's Shares were held as a capital asset, and will be long-term capital gain or loss if the holder has held the Shares tendered in the Offer for more than one year at the time such Shares are purchased in the Offer.

  . A holder of Shares that exchanges all of its Shares for FedEx Common Stock pursuant to the Merger will not recognize any gain or loss except with respect to cash received in lieu of fractional Shares.

  . A holder of Shares that has some of its Shares accepted for tender in the Offer and exchanges some of its Shares for FedEx Common Stock pursuant to the Merger will recognize gain (but not loss) to the extent of cash received in the Offer. For these purposes, a holder's gain is measured by the difference between (A) the sum of (i) the amount of cash received pursuant to the Offer plus (ii) the fair market value of FedEx Common Stock received in the Merger (plus any cash received in lieu of fractional shares thereof) and (B) the holder's adjusted tax basis in its Shares.

  . If a holder of Shares receives cash in lieu of fractional shares of FedEx Common Stock in the Merger, the holder will be required to recognize gain or loss measured by the difference between the amount of cash received in lieu of that fractional share and the portion of the tax basis of that holder's Shares allocable to that fractional share. This gain or loss will be capital gain or loss provided such holder's Shares were held as a capital asset, and will be long-term capital gain or loss if the holder has held the Shares deemed exchanged for that fractional share of FedEx Common Stock for more than one year at the effective time of the Merger.

  . A holder of Shares will have a tax basis in FedEx Common Stock received in the Merger equal to the tax basis in its Shares surrendered by that holder in the Offer and Merger, (A) reduced by (i) any tax basis in such Shares that is allocable to fractional share interests in FedEx Common Stock for which cash is received and (ii) the amount of cash received by such holder, if any, pursuant to the Offer, and (B) increased by the amount of gain, if any, recognized by such holder in the Offer (but not by gain recognized upon the receipt of cash in lieu of fractional shares of FedEx Common Stock in the Merger).

  . The holding period for FedEx Common Stock received in exchange for Shares in the Merger will include the holding period for Shares surrendered in the Merger, provided such Shares were held as a capital asset.

  . Holders of Shares are entitled to dissenters' rights under Arkansas Law in connection with the Merger. If a holder of Shares receives cash pursuant to the exercise of dissenters' rights, such holder will recognize gain or loss, measured by the difference between the cash received and such holder's adjusted tax basis in such Shares. A holder of Shares who exercises dissenters' rights is urged to consult its own tax advisor.

   The tax consequences described above are based on factual assumptions, including the satisfaction of the supporting conditions. If those factual assumptions are not satisfied, the federal income tax consequences of the Merger to holders of Shares could differ materially from those summarized above. In particular, although holders of Shares that have Shares accepted for tender in the Offer will recognize gain for federal income tax purposes regardless of whether these factual assumptions are satisfied, as described below, the Merger may be a taxable transaction for federal income tax purposes if these factual assumptions are not satisfied.

   If the Merger is consummated but fails to be treated as a reorganization within the meaning of Section 368(a) of the Code (or FedEx, Purchaser or the Company is not included as a party to that reorganization within the meaning of Section 368(b) of the Code), the Merger will be a taxable transaction for federal income tax purposes. In that event, each Holder of Shares that exchanges Shares for FedEx Common Stock in the Merger will recognize gain or loss measured by the difference between the fair market value of FedEx Common Stock received (together with any cash received in the Offer and any cash received in lieu of fractional shares) and such stockholder's adjusted tax basis in the Shares exchanged in the Merger. The gain or loss will be capital gain or loss provided such Shares were held as a capital asset, and will be long-term capital gain or loss if such Shares were held for more than one year at the Effective Time of the Merger.

   The federal income tax discussion set forth above is included for general information only and is based upon present law. Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of the Offer and the Merger, including the effects of applicable state, local or other tax laws.

   7. Price Range of Shares; Dividends. The Shares are listed and principally traded on the Nasdaq National Market. The following table sets forth for the periods indicated the high and low sales prices per Share on the Nasdaq National Market based on published financial sources.

                                                                   High   Low
                                                                  ------ ------
      1998
        First Quarter............................................ $11.69 $ 9.00
        Second Quarter...........................................  13.13   9.63
        Third Quarter............................................  11.50   7.19
        Fourth Quarter...........................................  11.69   6.00
      1999
        First Quarter............................................ $16.75 $ 9.25
        Second Quarter...........................................  20.00  12.75
        Third Quarter............................................  24.38  15.00
        Fourth Quarter...........................................  21.00  12.56
      2000
        First Quarter............................................ $18.13 $10.75
        Second Quarter...........................................  21.13  13.75
        Third Quarter............................................  18.50  13.38
        Fourth Quarter through November 17.......................  27.81  14.38

   On November 10, 2000, the last full trading day prior to the announcement of the Offer, the reported closing sales price per Share on the Nasdaq National Market was $17.50. Between January 1, 2000 and November 10, 2000, the price per Share on the ranged between $10.80 and $20.06. On November 17, 2000, the last full trading day before the date of this Offer to Purchase, the reported closing sales price per Share on the Nasdaq National Market was $27.69. We urge you to obtain current market quotations for the Shares. The Company has never paid any cash dividends.

   8. Certain Information Concerning the Company. General. The Company is an Arkansas corporation incorporated in 1985, with principal executive offices at 2200 Forward Drive, Harrison, Arkansas, 72601. The telephone number of the Company's principal executive offices is 870-741-9000. The Company is a scheduled, for-hire carrier of less-than-truckload (LTL) shipments of general commodities, serving direct all points in 40 contiguous U.S. states. Through partnerships, the Company also serves Alaska, Canada, the Caribbean Islands, Central America, Hawaii, Mexico, Puerto Rico and South America. It employs 17,200 associates operating over 28,300 pieces of revenue equipment from a network of 265 customer centers and handles about 46,000 shipments per day.

   Available Information. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 W. Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or free of charge at the Web site maintained by the SEC at http://www.sec.gov.

   Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although we have no knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, we take no responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

   Certain Projections. The Company does not, as a matter of course, make public any forecasts as to its future performance. However, in the course of its discussions with FedEx described in "The Offer--Background of the Offer", the Company provided FedEx and its financial advisors with certain projections of future performance (the "Company Projections") prepared by the management of the Company for the fiscal years 2000 through 2005. FedEx believes the Company Projections were not and are not publicly available. The Company Projections have been set forth below for the limited purpose of giving shareholders access to projections by the Company's management that were available for review by FedEx in connection with the Offer. The Company Projections do not take into account any of the potential effects of the transactions contemplated by the Offer and the Merger. The Company Projections assume the completion of the Company's all-points service to the western region of the United States by the end of fiscal year 2003. The Company Projections disclose, among other things, the following:

                         Plan 2000 Plan 2001 Plan 2002 Plan 2003 Plan 2004 Plan 2005
                         --------- --------- --------- --------- --------- ---------
                              (dollars in millions, except earnings per share)
Total revenue...........  $1,429    $1,658    $2,039    $2,447    $2,863    $3,292
Net income..............      72        94       125       161       204       239
Capital expenditures....     150       200       210       225       240       260
Earnings per share......    2.20      2.80      3.68      4.65      5.81      6.71
Operating ratio.........    90.4%     89.4%     88.9%     88.4%     87.8%     87.8%

   It is our understanding that the Company Projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included in this Offer to Purchase only because such information was provided to us in connection with our evaluation of a business combination transaction. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company Projections. Such risks and uncertainties include, but are not limited to: general economic and industry conditions and demand for goods; the effect of competition on pricing, revenues, and margins, the acceptance of service offerings that offer higher margins than traditional service offerings, costs of fuel and equipment and interest costs. The Company has advised us that its internal financial forecasts (upon which the Company Projections provided were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and assumptions (not all of which were provided to us), all made by management of the Company with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to our approval. Accordingly, there can be no assurance that the assumptions made in preparing any of the Company Projections will prove accurate or that any of the Company Projections will be realized. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in any of the Company Projections. The inclusion of any of the Company Projections herein should not be regarded as an indication that any of FedEx, Purchaser or the Company or their respective affiliates or representatives considered or consider any of the Company Projections to be a reliable prediction of future events, and none of the Company Projections should be relied upon as such. None of FedEx, Purchaser or the Company or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of the Company compared to the information contained in any of the Company Projections, and none of them intends to update or otherwise revise any of the Company Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying any of the Company Projections are shown to be in error.

   9. Certain Information Concerning Purchaser and FedEx. FDX is a Delaware corporation incorporated on November 9, 2000, with principal executive offices at 942 South Shady Grove Road, Memphis, Tennessee. The telephone number of our principal executive offices is (901) 818-7200. To date, FDX has engaged in no activities other than those incident to our formation, the negotiation of the Merger Agreement and the commencement of the Offer. Purchaser is a wholly-owned subsidiary of FedEx.

   FedEx is a Delaware corporation with principal executive offices at 942 South Shady Grove Road, Memphis, Tennessee. The telephone number of its principal executive offices is (901) 818-7200.

   With annual revenues of $19 billion, FedEx is the premier global provider of transportation, logistics, e-commerce and supply chain management services. FedEx offers integrated business solutions through a network of subsidiaries operating independently, including FedEx Express, the world's largest express transportation company; FedEx Ground, North America's second largest provider of small-package ground delivery service; FedEx Logistics, an integrated logistics, technology and transportation-solutions company; FedEx Custom Critical, the world's largest provider of expedited, time-critical shipments; and FedEx Trade Networks, a provider of customs brokerage, consulting, information technology and trade facilitation solutions. More than 2.5 million customers are connected electronically through the FedEx information network and approximately two-thirds of its U.S. domestic transactions are now handled online.

   The name, business address, principal occupation or employment, five year employment history and citizenship of each director and executive officer of FedEx and Purchaser and certain other information are set forth on Schedule I.

   Except as set forth in this Offer to Purchase, during the past two years, none of us, nor, to our best knowledge, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer except that FedEx acquired five Shares at a purchase price per Share of $28.13 in a privately negotiated transaction on November 12, 2000. Except as set forth in this Offer to Purchase, none of the persons listed in Schedule I, nor any of their respective associates or majority-owned subsidiaries, beneficially owns any securities of the Company. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between us or any of our subsidiaries or, to our best knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

   Available Information. FedEx is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. FedEx is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with FedEx. Such reports, proxy statements and other information should be available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to the Company in "Certain Information Concerning the Company--Available Information" and the library of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005.

   10. Source and Amount of Funds. We will need approximately $470 million to purchase all Shares pursuant to the Offer and to pay related fees and expenses. We will obtain such funds from FedEx's general corporate funds and also from FedEx's existing commercial paper program.

   FedEx has also received a commitment letter from The Chase Manhattan Bank ("Chase") pursuant to which Chase has committed to provide loans of up to $750 million under a revolving credit agreement. This new facility will provide a backstop to the FedEx commercial paper program and provide FedEx's working capital requirements subsequent to the completion of the Offer. Borrowings under the new facility will be unsecured, will mature in December 2001 and will bear interest at a rate per annum generally determined by prevailing market conditions. It is anticipated that the new facility will contain representations and warranties and covenants customary to credit facilities of this nature. The commitment of Chase is subject to the completion of the Offer and the negotiation and execution of mutually acceptable loan documentation and other customary conditions.

   If we are unable to consummate the foregoing financing arrangements, we will seek alternative financing.

   11. Background of the Offer. As part of the continuous evaluation of its businesses and plans, FedEx regularly considers a variety of strategic options and transactions. In recent years, as part of this process, FedEx has evaluated various alternatives for expanding its LTL (less than truckload) business, including through acquisitions.

   Since mid-1998, senior management at FedEx has periodically engaged in discussions with F. S. (Sheridan) Garrison, the Chairman of the Board of the Company, and other members of the Company's senior management, regarding a possible business combination. In particular, Frederick W. Smith, the Chairman of the Board, President and Chief Executive Officer of FedEx, met with Mr. Garrison on a number of occasions, including on June 18, 1998, on June 24, 1999 and again on February 4, 2000. These discussions covered a wide range of topics, including the potential acquisition of the Company by FedEx, as well as the potential sale of FedEx's Viking Freight operations to the Company. During these meetings, Mr. Garrison expressed his and the Company's Board of Directors' desire to remain independent. Additionally, the parties were unable to reach an agreement regarding the terms upon which the Company would acquire Viking Freight. During this time period, management of FedEx also considered other strategies for expanding into the LTL sector.

   In late August 2000, management of FedEx determined again to approach Mr. Garrison to discuss a purchase of the Company by FedEx. On August 30, 2000, Alan B. Graf, Jr., the Executive Vice President and Chief Financial Officer of FedEx, telephoned representatives of CSFB, the Company's financial advisors who had assisted the Company in considering the potential acquisition of Viking Freight, to discuss the possibility of a business combination between FedEx and the Company. Shortly thereafter, Mr. Smith and Mr. Garrison agreed to meet to resume discussions regarding a possible business combination.

   On September 17, 2000, Mr. Smith and Mr. Graf met in Harrison, Arkansas with Mr. Garrison, Tom Garrison, the Company's President and Chief Executive Officer, and Will Garrison, the Company's Chief Operating Officer, to further explore the possibility of a business combination. At this meeting, Mr. Smith indicated FedEx's desire to pursue an acquisition of all the outstanding Shares of the Company. Mr. Smith emphasized FedEx's intent, based on its perception of customer needs and the success of Viking Freight, to expand its freight capacity by acquiring an LTL carrier. While no specific price or other terms were discussed, Mr. Smith and Mr. Graf indicated that FedEx would be willing to pay an attractive premium for the Shares. Mr. Smith also confirmed FedEx's willingness to make a portion of the consideration available in FedEx Common Stock in order to provide for a partially tax-free transaction. Finally, Mr. Smith stated that FedEx's strategic plans for the Company did not involve making substantial changes in the Company's operations or personnel.

   Following the September 17, 2000 meeting, Mr. Garrison informally informed the other members of the Company Board about FedEx's proposal and the substance of the September 17th meeting. Mr. Garrison indicated to the Company Board his intention to continue discussions and exchange information with FedEx in order to obtain a better understanding of FedEx's proposal. Mr. Garrison also discussed with the Company Board the need to retain a financial advisor in order to assist the Company Board in developing a full understanding of the Company's strategic alternatives in light of FedEx's proposal.

   On September 20, 2000, Mr. Graf telephoned Mr. Garrison and reiterated FedEx's desire to proceed with the acquisition of the Company. The parties discussed various practical aspects of the proposed transaction, including the need to enter into mutual confidentiality agreements and to engage financial advisors. Shortly thereafter, representatives of FedEx and the Company exchanged confidentiality agreements and engaged their respective financial advisors to advise on the proposed transaction.

   On September 21, 2000, Mr. Smith and Mr. Graf called Mr. Garrison to convey the proposed terms upon which FedEx would be willing to acquire the Company. FedEx's proposal contemplated an acquisition of the Company for a price per Share of $22.50. The acquisition would be made in two steps: first, a cash tender offer to acquire approximately 50% of the outstanding Shares of the Company for $22.50 per Share; and second, a merger of the Company into a subsidiary of FedEx, in which the remaining shareholders of the Company would receive shares of FedEx Common Stock having a value of $22.50 per Share. FedEx also indicated that it would, as a condition to its willingness to proceed with the transaction, require an undertaking from the Garrison Family to vote in favor of and support the transaction.

   After informing the Company Board of the terms of the proposal received from FedEx, and after discussions with financial and legal advisors, it was determined that FedEx's proposal to acquire the Company at a price of $22.50 per Share was inadequate. On September 25, 2000, at the direction of the Company, CSFB advised Merrill Lynch & Co. ("Merrill Lynch"), FedEx's financial advisors, that the Company was not prepared to accept FedEx's proposal. Although the Company did not make a counter-proposal, representatives of CSFB invited representatives of FedEx to conduct a preliminary due diligence investigation of the business and prospects of the Company in order to allow FedEx to determine whether it would be willing to make a higher offer.

   At the invitation of CSFB, representatives of FedEx and Merrill Lynch met with representatives of the Company and CSFB at the New York offices of CSFB on October 2, 2000. At the meeting, representatives of the Company provided an overview of the Company's operations, as well as certain financial information. The meeting concluded, however, with neither party proposing a new acquisition price. After the meeting, Mr. Garrison advised the Company Board as to the status of the discussions with FedEx.

   On October 4, 2000, representatives of CSFB contacted Mr. Graf and advised him that the Company was interested in pursuing discussions with FedEx, but only in a transaction valued at a price in excess of $30 per Share. Following the call and at the direction of FedEx, representatives of Merrill Lynch telephoned CSFB and advised them that FedEx was not interested in pursuing a transaction priced at that level and that FedEx would pursue other alternatives. No further discussions between FedEx and the Company took place until October 13, 2000, when Mr. Smith and Mr. Garrison spoke by telephone to discuss the status of the transaction. Based upon this discussion, another meeting was proposed to determine whether the parties could reach an agreement regarding a price that they both would be willing to propose to their respective Boards of Directors.

   On October 18, 2000 at the regularly scheduled quarterly meeting of the Company Board, the Company's senior management and its financial and legal advisors advised the Company Board as to the status of discussions with FedEx. At this meeting, the Company's legal advisors summarized for the directors their fiduciary duties and other legal considerations. The Company's senior management and CSFB representatives provided the Company Board with an overview of the previous proposal received from FedEx and reviewed the Company's current and projected financial performance, business strategy and various valuation models for the Company. At the conclusion of this meeting the Company Board determined that it would be appropriate for the Company's senior management and financial and legal advisors to continue to provide information to and pursue negotiations with FedEx in order to determine whether an acceptable transaction could be negotiated for subsequent consideration by the Company Board.

   On October 22, 2000, Mr. Smith and Mr. Graf met in Harrison, Arkansas with Mr. Garrison, Tom Garrison, Will Garrison and Frank Conner, the Company's Chief Financial Officer. After lengthy discussion, the parties agreed upon a price of $28.13 per Share, which FedEx indicated was its final offer.
Mr. Garrison agreed that he would be willing to support a transaction with FedEx at that price, subject to further negotiation of the other terms and structure of the transaction and the consideration and approval by the Company Board. At the conclusion of the meeting, FedEx committed to promptly commence its due diligence review of the Company and its legal counsel began preparing the appropriate acquisition documents. Mr. Garrison informed the Company's directors as to the substance of the meeting.

   A special meeting of the Company Board was held on October 25, 2000. At that meeting, the Company's senior management and financial and legal advisors reviewed the status of discussions with FedEx. CSFB and senior management made a presentation regarding the strategic and financial rationale supporting a transaction between the companies. Additionally, CSFB presented for the Board a detailed financial analysis concerning the Company, as well as a detailed review of the risks and benefits of pursuing other potential business alternatives and combinations. Although no formal opinion was rendered by CSFB at this meeting, it did provide a preliminary indication of its views regarding the fairness of the $28.13 per Share price. While no determination was made by the Company Board as to whether the price of $28.13 per Share was acceptable, the Company's directors authorized management and the Company's financial and legal advisors to negotiate definitive agreements with FedEx, for subsequent review by the Company Board.

   During the week of October 30, 2000, representatives of FedEx conducted a due diligence review of the Company, which included extensive interviews with Company management. In addition, counsel for FedEx delivered to counsel for the Company a draft of the Merger Agreement and the Voting Agreement (as defined in "The Offer--the Voting Agreement").

   On November 6, 2000, senior management of the Company and FedEx, along with their respective legal and financial advisors, met at FedEx's corporate headquarters in Memphis to negotiate the terms of the proposed Merger Agreement, the Voting Agreement and other related agreements, including customary provisions relating to the exercise of the fiduciary duties of directors of the Company. Negotiations continued through the remainder of the week, with senior management of the Company advising members of the Company Board as to the status of the discussions.

   On the afternoon of November 12, 2000, the Board of Directors of FedEx met and, after reviewing all the aspects of the proposed transaction, unanimously authorized FedEx to enter into the Merger Agreement and the Voting Agreement.

   Following the meeting of the FedEx Board of Directors, the Company Board met to consider the transaction. Representatives of CSFB were present and delivered their opinion that the consideration to be received by the shareholders of the Company in the Offer and the Merger was fair from a financial point of view. Representatives of CSFB also presented the Company Board with more detailed information regarding other potential business combinations. Representatives of the Company's management also made a presentation and the Company's legal advisors summarized for the directors their fiduciary duties, the terms of the Merger Agreement and other legal considerations. After reviewing all the aspects of the proposed transaction and considerable discussion, the Company Board authorized the Company to enter into the Merger Agreement and resolved to recommend approval of the transaction to the Company shareholders.

   On the evening of November 12, 2000, representatives of FedEx and the Company, after finalizing the terms of the transaction, executed the Merger Agreement. At the same time, FedEx and Mr. Garrison, along with the members of the Garrison Family, executed the Voting Agreement. The parties announced the transaction on the morning of November 13, 2000.

   12. Purpose and Structure of the Offer; Plans for the Company; Dissenters' Rights.

   Purpose of the Offer. The purpose of the Offer is to acquire control of, and 50.1% of the outstanding Shares of, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, we intend to consummate the Merger as promptly as practicable. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of FedEx.

   The Company Board will be required to submit the Merger Agreement to the Company's shareholders for approval at a shareholders' meeting convened for that purpose in accordance with Arkansas Law. The Merger Agreement must be approved by a majority of all votes cast by shareholders at a meeting at which a quorum is present.

   If the Minimum Condition is satisfied, we will have sufficient voting power to approve the Merger Agreement at the shareholders' meeting without the affirmative vote of any other shareholder. In addition, members of the Garrison Family who own in the aggregate approximately 37% of the Shares have agreed to vote their Shares in favor of the Merger.

   Plans for the Company. The acquisition of the Company will allow FedEx to extend the reach of its LTL business to include next day regional LTL freight service with all-points coverage in 48 states. The Company's and Viking Freight's networks complement each other geographically. FedEx believes that the combination of the Company and Viking Freight will offer distinct advantages over stand-alone regional LTL companies, with direct pickup and delivery, wider geographic coverage and greater market density.

   The acquisition of the Company fits into FedEx's business strategy, with companies that operate independently, focused on distinct market segments, yet compete collectively as a single-source provider for all transportation, logistics and e-commerce needs.

   Except as otherwise provided herein, it is currently expected that, following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. We will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as we deem appropriate under the circumstances.

   Except as described above or elsewhere in this Offer to Purchase, we have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company Board or management, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

   Dissenters' Rights. No dissenters' rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares who have not voted in favor of the Merger may have certain rights under the Arkansas Business Corporation Act of 1987 (the "ABCA") to dissent and demand payment of the fair value of their Shares. Such rights, if the statutory procedure is followed and dissenting holders and the Company do not otherwise agree on the value of the holder's Shares, could lead to a judicial determination of the fair value required to be paid to such dissenting holders for their Shares. The ABCA defines "fair value" as the value of the Shares immediately before consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be unequitable, but does not prescribe a method for determining fair value. Consequently, any judicial determination of the fair value of Shares could be based upon any valuation method or combination of methods the court deems appropriate, and the value so determined could be more or less than the consideration paid in the Merger. If any holder of Shares who demands payment under the ABCA fails to perfect, or effectively waives his or her right to payment, as provided in the ABCA, each of the Shares of such holder will be converted into the consideration paid in the

Merger in accordance with the Merger Agreement. Shareholders who wish to exercise dissenters' rights in connection with the Merger do not need to take any action at this time. If the Offer is consummated, the Company will distribute to the remaining shareholders additional information on the procedures to be followed to perfect their dissenters' rights.

   13. The Merger Agreement.

   The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by FedEx and Purchaser under the Exchange Act (the "Schedule TO"). This summary is qualified in its entirety by reference to the complete text of the Merger Agreement.

  The Offer

   The Merger Agreement provides for the making of the Offer. Our obligation to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Condition and certain other conditions that are described below. Subject to the provisions of the Merger Agreement, we may waive, in whole or in part at any time or from time to time, any condition to the Offer; provided that without the prior written consent of the Company we cannot make any change that changes the form of consideration to be paid in the Offer or the Merger, decreases the price per Share, increases the Minimum Condition or the Maximum Amount, imposes additional conditions to the Offer or amends any term or any condition to the Offer in a manner materially adverse to the holders of the Shares. See "The Offer--Certain Conditions to the Offer".

   We have the right, without the consent of the Company, to waive the Minimum Condition and extend the Offer (i) from time to time if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer have not been satisfied or waived (until such conditions are satisfied or waived) for a number of days not to exceed 60 in the aggregate and (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer or any period required by applicable law.

  Recommendation

   The Company Board has unanimously (i) determined that each of the Merger Agreement, the Offer and the Merger is fair to, and in the best interest of, the holders of Shares, (ii) approved the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger and
(iii) resolved to recommend that the shareholders of the Company who desire to receive cash for their Shares accept the Offer and tender their Shares and that, following consummation of the Offer, the shareholders of the Company adopt the Merger Agreement and vote in favor of the Merger.

  The Merger

   The Merger Agreement provides that as soon as practicable after the purchase of the Shares pursuant to the Offer, the approval of the Merger Agreement by the Company's shareholders and the satisfaction or waiver of the other conditions to the Merger, the Company will be merged with and into us, and we will be the surviving corporation (the "Surviving Corporation").

   Pursuant to the Merger Agreement, each Share outstanding at the Effective Time (other than Shares owned by FedEx or any of its subsidiaries or by the Company as treasury stock, all of which will be cancelled, and other than Shares that are held by shareholders, if any, who properly exercise their dissenters' rights under Arkansas Law) will be converted into the right to receive that number of shares of FedEx Common Stock (rounded to the nearest ten-thousandth of a share) determined by dividing $28.13 by the market price per share of FedEx Common Stock. The "market price" per share of FedEx Common Stock is the average closing price per share of FedEx Common Stock on the NYSE at the end of the regular session as reported on the Consolidated Tape, Network A for the ten trading days selected by FedEx and the Company by lot out of the 20 trading days ending on and including the fifth trading day prior to the Effective Time. Shareholders who perfect their dissenters' rights under Arkansas Law will be entitled to the amounts determined pursuant to such proceedings. See "The Offer--Dissenters' Rights".

  Employee Stock Options

   At or immediately prior to the Effective Time, (1) each employee stock option or director stock option to purchase Shares outstanding under any stock option plan of the Company, whether or not vested or exercisable (each, a "Company Option") will, by virtue of the Merger and without any further action on the part of any holder thereof, be assumed by FedEx and deemed to constitute an option (each, a "FedEx Option") to acquire, on the same terms and conditions as were applicable under such Company Option, the same number of shares of FedEx Common Stock as the holder of such Company Option would have been entitled to receive had such holder exercised such Company Option in full immediately prior to the Effective Time (rounded to the nearest whole number), at a price per share (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Option divided by (y) the number of whole shares of FedEx Common Stock purchasable pursuant to the FedEx Option in accordance with the foregoing, (2) each share appreciation right issued under any stock option plan of the Company (each, an "SAR") shall be terminated and payment therefor shall be made in accordance with the terms of such plan and (3) FedEx shall assume the obligations of the Company under the stock option plans of the Company, each of which will continue in effect after the Effective Time, and all references to the Company in such plans, and any option granted thereunder, will be deemed to refer to FedEx, where appropriate. The other terms of each such Company Option, and the plans under which they were issued, shall continue to apply in accordance with their terms.

   Prior to the Effective Time, the Company will (i) obtain any consents from holders of Company Options and (ii) make any amendments to the terms of such stock option plans of the Company that, in the case of either clauses (i) or
(ii), are necessary or appropriate to give effect to the above transactions; provided, however, that lack of consent of any holder of a Company Option will in no way affect the obligations of the parties to consummate the Merger. Prior to the Effective Time, the Company will take such actions and make any amendments to the Company's stock option plans necessary or appropriate to cause the Company Options outstanding thereunder to (x) not terminate at the Effective Time, (y) continue to remain outstanding and vest in accordance with their terms and (z) in the case any holder of such Company Options ceases to be a director for any reason, expire in accordance with their respective terms without regard to any provisions in the plans which provide for an earlier expiration date.

   At or prior to the Effective Time, FedEx will take all corporate action necessary to reserve for issuance a sufficient number of shares of FedEx Common Stock for delivery upon exercise of the FedEx Options. At or prior to the Effective Time, FedEx will file a registration statement on Form S-8, with respect to the shares of FedEx Common Stock subject to such FedEx Options.

   Neither FedEx nor the Surviving Corporation will assume or substitute equivalent options under the Company's 1999 Employee Stock Purchase Plan (the "ESPP"). Accordingly, pursuant to Section 19(c) of the ESPP, as of the 15th day prior to the Effective Time, the Offering Period (as defined in the ESPP) then in progress under the ESPP will terminate. The Company will notify each participant in the ESPP in writing of the New Exercise Date (as defined in the ESPP) for such Offering Period. All Shares purchased under the ESPP and outstanding as of the Effective Time will be treated in the same manner as other Shares outstanding as of the Effective Time. The Offering Period ending as of the 15th day prior to the Effective Time will be the final Offering Period under the ESPP and the ESPP will be terminated as of the Effective Time.

  Representations and Warranties

   Pursuant to the Merger Agreement, the Company has made customary representations and warranties to us and to FedEx, including representations relating to its organization and qualification and subsidiaries; its articles of incorporation and bylaws; capitalization; corporate authorizations; absence of conflicts; required filings and consents; compliance with laws; SEC filings; financial statements; absence of certain changes or events (including any material adverse effect on the financial condition, business, assets or results of operations of the Company); absence of undisclosed liabilities; litigation; employee benefit plans; tax matters; intellectual property; environmental matters; insurance and other matters.

   Certain of the Company's representations and warranties are qualified as to "materiality" or "Material Adverse Effect." When used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any effect that would be materially adverse to the financial condition, business, assets or results of operations of the Company and its subsidiaries taken as a whole. In certain instances in the Merger Agreement, "Material Adverse Effect" excludes any effects, resulting events, occurrences, or developments (i) relating to, arising from or caused by (x) the economy or securities markets in general, or (y) the LTL segment of the transportation industry in general or (ii) arising from or caused by the announcement or pendency of the Merger Agreement or the transactions contemplated thereby.

   Pursuant to the Merger Agreement, FedEx has made customary representations and warranties to the Company, including representations relating to its corporate organization; authority relative to the Merger Agreement; absence of conflicts; financial statements; finders fees and other matters.

  Covenants of the Company

   Pursuant to the Merger Agreement, the Company has agreed to comply with various covenants.

   Conduct of the Company. Prior to the Effective Time, except as expressly permitted by the Merger Agreement, the Company and its subsidiaries will conduct business in the ordinary course consistent with past practices, and the Company will not and will not permit its subsidiaries to, among other things:

     (a) amend its organizational documents;

     (b) make changes in its capital structure;

     (c) merge or consolidate, or make material acquisitions or dispositions;

     (d) pay dividends;

     (e) issue additional shares of capital stock or rights to acquire capital stock or amend the terms of any existing equity securities;

     (f) repurchase or redeem its capital stock;

     (g) incur additional indebtedness, except indebtedness in an aggregate principal amount not in excess of $15 million incurred in the ordinary course of business on terms consistent with past practices;

     (h) enter into any contract, except contracts entered into in the ordinary course of business on terms consistent with past practice and so long as the aggregate amount of payments to be made under any single contract does not exceed $700,000 in any fiscal year or $10 million during the term of such contract;

     (i) make any capital expenditures, except capital expenditures for the 2000 fiscal year set forth in the Company's capital expenditures budget for the 2000 fiscal year and capital expenditures for subsequent periods in amounts and at times consistent with the Company's capital expenditures budget for the 2000 fiscal year;

     (j) create or incur any liens other than in the ordinary course of business consistent with past practices;

     (k) make any loan, advance, capital contributions or investments except to wholly-owned subsidiaries in the ordinary course of business consistent with past practices;

     (l) grant any severance or termination pay (except for routine severance payments granted to employees other than officers and directors in the ordinary course of business consistent with past practice and not exceeding
  (x) $75,000 in the aggregate with respect to any single employee and (y) $300,000 in the aggregate with respect to all employees); increase benefits payable under any existing severance or termination pay policies or employment agreements; enter into any employment, deferred compensation or other similar agreement; establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, compensation, option or other benefit plan; or increase compensation, bonus or other benefits payable to any officer, director or employee (other than in the ordinary course of business consistent with past practice);

     (m) take any action to consummate the Company's proposed royalty/financing company restructuring;

     (n) grant any option pursuant to any director or employee stock option plan or accelerate the vesting of any options under such plans; or

     (o) take any action that would cause a representation or warranty of the Company contained in the Merger Agreement to be inaccurate.

   Company Shareholder Meeting. The Company will cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger.

   Recommendations. Except as provided in the next sentence, the Company Board will recommend that all shareholders of the Company who desire to receive cash for their Shares tender their Shares in the Offer and that, following acceptance for payment of the Shares pursuant to the Offer, the shareholders of the Company approve the Merger. The Company Board is permitted to withdraw, or modify in a manner adverse to FedEx, its recommendation to its shareholders, and approve or recommend an Acquisition Proposal (as defined below), if (i) the Company has complied with the terms of the "No Solicitation" covenant below, (ii) the Company Board, based on the advice of its outside legal counsel, determines in good faith by a majority vote that failure to take such action would be reasonably likely to be inconsistent with fulfilling its fiduciary duties under applicable law and (iii) the Acquisition Proposal is a Superior Proposal. "Acquisition Proposal" means, other than the transactions contemplated by the Merger Agreement, any Third Party offer or any proposal or inquiry relating to, or any Third Party indication of interest in, (1) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its subsidiaries or over 20% of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (2) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (3) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or (4) solely for purposes of the provisions described in the "No Solicitation" covenant below, any other transaction the consummation of which would reasonably be likely to impede, interfere with, prevent or materially delay the Offer or Merger or that would reasonably be likely to dilute materially the benefits to FedEx of the transactions contemplated by the Merger Agreement. "Third Party" means any person as defined in Section 13(d) of the Exchange Act, other than FedEx or any of its affiliates. "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Shares on terms that the Company Board determines in good faith by a majority vote, on the basis of the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable to the Company and all the Company's shareholders than as provided under the Merger Agreement and is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal available to the Company Board.

   No Solicitation. The Merger Agreement provides that neither the Company nor any of its subsidiaries will, or will authorize or permit any of their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries.

   Notwithstanding the foregoing, the Company Board may, prior to the approval and adoption of the Merger Agreement by the shareholders of the Company, (i) engage in negotiations or discussions with any Third Party that has made a Superior Proposal, (ii) furnish to such Third Party nonpublic information relating to the Company or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the confidentiality agreement between FedEx and the Company, (iii) following receipt of such Superior Proposal, take and disclose to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise make disclosure to them, (iv) following receipt of such Superior Proposal, fail to make, withdraw, or modify in a manner adverse to FedEx its recommendation to its shareholders and/or (v) take any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction, but in the cases described in clauses (i) through
(iv), only if the Company Board determines in good faith by a majority vote, on the basis of advice from Kutak Rock LLP, outside legal counsel to the Company, that its failure to take such action would be reasonably likely to be inconsistent with fulfilling its fiduciary duties under applicable law, and only so long as prior to taking any of these actions the Company has delivered to FedEx a prior written notice advising FedEx that it intends to take such action, and the Company continues to advise FedEx after taking such action.

   Reorganization Matters. Neither the Company nor any of its subsidiaries will take any action that would reasonably be likely to prevent the Merger from qualifying as a reorganization under Section 368 of the Code and, prior to the Effective Time, the Company and its subsidiaries will use their reasonable best efforts to cause the Merger to so qualify.

   Covenants of FedEx

   Pursuant to the Merger Agreement, FedEx has agreed to comply with various covenants.

   Conduct of FedEx. Prior to the Effective Time, except as expressly permitted by the Merger Agreement, FedEx and its subsidiaries will conduct business in the ordinary course consistent with past practices, and FedEx will not:

     (i) amend its organizational documents; or

     (ii) take any action that would cause a representation or warranty of FedEx contained in the Merger Agreement to be inaccurate.

   Our Obligations. FedEx will take all action necessary to cause us to perform our obligations under the Merger Agreement and to consummate the Merger on the terms and conditions set forth in the Merger Agreement.

   Voting of Shares. FedEx has agreed to vote all Shares beneficially owned by it or any of its subsidiaries in favor of approval and adoption of the Merger Agreement, the Merger and any related actions at the Company shareholder meeting, and at any adjournment.

   Director and Officer Liability. FedEx will cause the Surviving Corporation to indemnify the present and former officers and directors of the Company (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent provided under the Company's articles of incorporation and bylaws in effect on the date of the Merger Agreement, subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, the Surviving Corporation will provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement. In satisfying this obligation, the Surviving Corporation will not be obligated to pay premiums in any one year in excess of 200% of the amount per annum the Company paid in its last full fiscal year.

   Form S-4. FedEx will promptly prepare and file with the SEC a registration statement on Form S-4 (the "Form S-4") and will use its reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable.

   Stock Exchange Listing. FedEx will use its reasonable best efforts to cause the shares of FedEx Common Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance.

   Employee Matters. FedEx will cause the Surviving Corporation to provide to the employees of the Surviving Corporation and its subsidiaries, for a period of at least two years after the Effective Time, benefits (excluding stock or other equity-based compensation) that are no less favorable in the aggregate than the benefits currently being provided by the Company and its subsidiaries, subject to applicable law. In connection with the Merger, American Freightways, Inc., a wholly-owned subsidiary of the Company, will enter into employment agreements with a number of executives of the Company, including Tom Garrison, Will Garrison, Pat Reed and Frank Conner. The employment agreements run for a term of two or three years, depending on the executive's job level, and provide compensation and benefits similar to those currently received by the executives. Under the employment agreements, if a covered executive's employment is involuntarily terminated without Cause or the executive resigns for Good Reason (as those terms are defined in the employment agreements), the executive will receive an amount equal to the greater of the executive's base salary through the end of the original term of the employment agreement or one and one-half times the executive's annual base salary. In the event of such a termination, the executive will also receive continued medical, dental and life insurance benefits for the duration of the original term of the employment agreement, full vesting of all stock options, restricted stock and other equity awards and a gross-up payment for any excise taxes that may apply to the severance benefits provided. As of the Effective Time, the Surviving Corporation will assume these employment agreements.

   The Surviving Corporation will also assume, honor and perform the provisions of the Company's Director Compensation Health Benefit Plan for each director of the Company. This plan provides that retired members of the Company's Board of Directors and their dependents will be provided the opportunity to purchase health insurance, at the director's expense (at COBRA rates) under the company's health care plan from the beginning of their retirement until they reach the age of 65 or they are covered by Medicare.

   Reorganization Matters. Neither FedEx nor any of its subsidiaries will take any action that would reasonably be likely to prevent the Merger from qualifying as a reorganization under Section 368 of the Code and, prior to the Effective Time, FedEx and its subsidiaries will use their reasonable best efforts to cause the Merger to so qualify.

   Mutual Covenants of FedEx and the Company

   Pursuant to the Merger Agreement, FedEx and the Company have agreed to comply with various mutual covenants.

   Reasonable Best Efforts. The Company and FedEx have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement including taking all actions necessary to cause the expiration or termination of the waiting period under the HSR Act. However, FedEx is not required, in doing so, to divest or hold separate any business or assets of the Company or FedEx.

   Certain Filings. The Company and FedEx have agreed to cooperate with one another in connection with the preparation of the proxy or information statement of the Company (the "Company Proxy Statement"), the Form S-4, the Schedule TO, the Schedule 14D-9 and in determining whether any other actions or filings or consents are necessary in connection with the transactions contemplated by the Merger Agreement.

   Public Announcements. The Company and FedEx have agreed to consult with each other regarding timing and content before issuing any press release or making any public statement with respect to the Merger Agreement, except as may be required by applicable law or any listing agreement with any national securities exchange.

   Confidentiality. The Merger Agreement contains customary provisions requiring FedEx and the Company to maintain confidential documents and information received in connection with the transactions contemplated by the Merger Agreement, and to provide each other with access to properties, books and records.

   Notices. FedEx and the Company have agreed to notify each other promptly of any notices or communications received from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Merger Agreement and of certain other events.

   Conditions to the Merger

   The Merger Agreement provides that the obligations of the Company, FedEx and us to consummate the Merger are subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

     (a) the Merger Agreement has been approved and adopted by the shareholders of the Company in accordance with Arkansas Law;

     (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree prohibits the consummation of the Merger;

     (c) we have purchased Shares pursuant to the Offer;

     (d) the Form S-4 has been declared effective, no stop order suspending the effectiveness of the Form S-4 will be in effect and no proceedings for such purpose will be pending before or threatened by the SEC;

     (e) the shares of FedEx Common Stock to be issued in the Merger have been approved for listing on the NYSE, subject to official notice of issuance; and

     (f) FedEx has received an opinion of Davis Polk & Wardwell in an agreed upon form.

   The Merger Agreement provides that any of the conditions described above that is not satisfied as a result of a breach by a party to the Merger Agreement of any provision of the Merger Agreement ceases to be a condition to the obligations of such party to consummate the Merger, from and after the time of such breach.

   The obligation of the Company to consummate the Merger is also subject to the condition that the Company will have received an opinion of Kutak Rock LLP in an agreed upon form.

   Termination

   The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the shareholders of the Company):

     (a) by mutual written agreement of the Company and FedEx;

     (b) by either the Company or FedEx, if:

       (i) the Offer has not been consummated on or before March 1, 2001; provided that this right to terminate the Merger Agreement is not available to any party whose breach of any provision of the Merger Agreement results in the failure of the Offer to be consummated by March 1, 2001;

       (ii) there is any law or regulation that makes acceptance for payment of, and payment for, the Shares pursuant to the Offer, or consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction permanently enjoins us from accepting for payment of, and paying for, the Shares pursuant to the Offer or we, the Company or FedEx from consummating the Merger and such judgment, injunction, order or decree has become final and nonappealable; or

       (iii) prior to the acceptance for payment of the Shares under the Offer, the Company Board has failed to make, withdrawn, or modified in a manner adverse to FedEx, its approval or recommendation of the Merger Agreement, the Offer or the Merger, as permitted by the Merger Agreement; provided that the Company has paid all fees and expenses payable under the Merger Agreement and, in the case of any termination by the Company, (x) the Company notifies FedEx promptly in writing and at least 72 hours prior to termination of its intention to terminate and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (y) FedEx does not make, within 72 hours of receipt of such written notification, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the shareholders of the Company as such Superior Proposal (it being understood that the Company will not enter into any such binding agreement during such 72-hour period); or

     (c) by FedEx, if prior to the acceptance for payment of the Shares under the Offer, there has been a breach by the Company of any representation, warranty, covenant or agreement contained in the Merger Agreement that is not curable and such breach would give rise to a failure of the condition described in clause 2(c) of "The Offer--Conditions to the Offer"; or

     (d) by the Company, if prior to the acceptance for payment of the Shares under the Offer there has been a breach by FedEx of any representation, warranty, covenant or agreement contained in the Merger Agreement that is not curable and such breach would give rise to a failure of the condition set forth in clause 2(c) of "The Offer--Conditions to the Offer" (which shall be construed to apply to FedEx).

   Fees and Expenses

   Except as otherwise specified below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

   The Company will pay FedEx $33 million if the Merger Agreement is terminated as described in (b)(iii) under "Termination" above, or if (1) within 12 months after the Merger Agreement is terminated as described in
(b)(i) or (c) under "Termination" above the Company (i) merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (ii) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its subsidiaries, taken as a whole; (iii) a Third Party, directly or indirectly, acquires more than 50% of the outstanding Shares; or (iv) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its subsidiaries, taken as a whole and (2) prior to such termination, an Acquisition Proposal is made to the Company or its shareholders.

   If the Merger Agreement is terminated by the Company as described in
(b)(iii) under "Termination" above, or by FedEx as described in (b)(iii) or
(c) above, the Company will reimburse FedEx and its affiliates for all reasonable out-of-pocket fees and expenses.

   Amendments

   At any time prior to the Effective Time, the Merger Agreement may be amended by an instrument signed by us, FedEx and the Company. However, after adoption of the Merger Agreement by the shareholders of the Company, the Merger Agreement may not be amended by any amendment which by law requires the further approval of the shareholders of the Company unless the shareholders of the Company have given their approval.

   14.  The Voting Agreement.

   The following is a summary of the material provisions of the Irrevocable Proxy and Voting Agreement, a copy of which is filed as an exhibit to the Schedule TO. This summary is qualified in its entirety by reference to the complete text of the Irrevocable Proxy and Voting Agreement.

   In connection with the execution of the Merger Agreement, FedEx entered into the Irrevocable Proxy and Voting Agreement dated as of November 12, 2000 with the Garrison Family (the "Voting Agreement"). The Garrison Family has agreed to vote all Shares that each member is entitled to vote, at the time of any vote to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the shareholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of the Company, in favor of the approval and adoption of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

   The Garrison Family also has agreed that it would not vote any Shares that it is entitled to vote in favor of the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company,
(iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters. The Garrison Family has granted FedEx an irrevocable proxy coupled with an interest to vote any of the Shares it is entitled to vote or otherwise use such voting power in the manner contemplated by the foregoing.

   The Voting Agreement prohibits the Garrison Family from granting any proxies or entering into any voting trust or other agreement or arrangement with respect to the voting of any Shares beneficially owned by them and from acquiring, selling, assigning, transferring, encumbering or otherwise disposing of any Shares during the term of the Voting Agreement, subject to the exceptions described in this paragraph. The Garrison Family has the right to tender, at its option, up to 1.0 million Shares into the Offer. In addition, to satisfy the Minimum Condition FedEx has the right to require members of the Garrison Family to tender up to an additional 1.0 million Shares into the Offer, and members of the Garrison Family, at their option, may tender additional Shares into the Offer, so long as the total number of Shares tendered by the Garrison Family into the Offer (including any Shares that FedEx has required members of the Garrison Family to tender into the Offer) is not more than 3.2 million.

   The Voting Agreement terminates four months after the termination of the Merger Agreement, except that when the Merger Agreement is terminated, the number of Shares subject to the Irrevocable Proxy and Voting Agreement is reduced by 1.0 million (net of any Shares tendered by the Garrison Family into the Offer) and if the Merger Agreement is terminated because the Company Board has failed to make, withdrawn or modified in a manner adverse to FedEx its approval or recommendation of the Merger Agreement, the Offer or the Merger, the obligation of the Garrison Family to tender up to 1.0 million Shares into the Offer at the request of FedEx automatically terminates.

   15. Effect of the Offer on the Market for the Shares; Stock Exchange Listing(s); Registration under the Exchange Act. If the Merger is consummated, shareholders who have not tendered their Shares in the Offer will receive shares of FedEx Common Stock with a market value equal to the price per Share paid pursuant to the Offer. If, however, the Merger is not consummated, the purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than FedEx. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer price.

   Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing in the Nasdaq National Market, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 shareholders or 300 shareholders of round lots, with a market value of at least $1,000,000, and net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the Nasdaq National Market with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the Nasdaq National Market reporting and the Nasdaq National Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements for continued listing in Nasdaq National Market and the listing of Shares is discontinued, the market for the Shares could be adversely affected.

   If the Nasdaq National Market were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

   The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

   The Shares are currently registered under the Exchange Act. Registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with a shareholder's meeting and the related requirement of an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933 (the "Securities Act"). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing or Nasdaq National Market reporting.

   16. Dividends and Distributions. If on or after November 12, 2000, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on November 12, 2000 of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under "The Offer--Conditions to the Offer", we may, in our sole discretion, make such adjustments in the purchase price and other terms of the Offer as we deem appropriate including the number or type of securities to be purchased.

   17. Conditions to the Offer. Notwithstanding any other provision of the Offer, we are not required to accept for payment or pay for any Shares, and we may terminate the Offer, if:

     (1) prior to the expiration date of the Offer, the Minimum Condition has not been satisfied, or the waiting period applicable to the Offer under the HSR Act or any other laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters (if any) shall not have expired or been terminated; and

     (2) at any time on or after November 12, 2000 and prior to the expiration date of the Offer, any of the following conditions exists:

       (a) (x) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (1) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by FedEx or us or the consummation of the Merger, (2) seeking to restrain or prohibit FedEx's ownership or operation (or that of its affiliates) of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of FedEx and its subsidiaries, taken as a whole, or to compel FedEx or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of FedEx and its subsidiaries, taken as a whole, (3) seeking to impose or confirm material limitations on the ability of FedEx, us or any of FedEx's other affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by FedEx, us or any of FedEx's other affiliates on all matters properly presented to the Company's shareholders, (4) seeking to require divestiture by FedEx, us or any of FedEx's other affiliates of any Shares or (5) that otherwise is reasonably likely to have a Material Adverse Effect on the Company or FedEx or (y) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic, foreign or supranational, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clause (x) above; or

       (b) any change shall have occurred (or any development shall have occurred involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its subsidiaries that has had or is reasonably likely to have a Material Adverse Effect on the Company, except for events, occurrences, or developments (i) relating to, arising from or caused by (x) the economy or securities markets in general or (y) the LTL segment of the transportation industry in general or (ii) arising from or caused by the announcement or pendency of the Merger Agreement or the transactions contemplated hereby; or

       (c) (i) the Company shall have breached or failed to perform in all material respects any of its obligations under the Merger Agreement, or
    (ii) any of the representations and warranties of the Company contained in the Merger Agreement and qualified by materiality or "Material Adverse Effect" shall not be true or any of the representations and warranties not so qualified shall not be true in all material respects, in each case when made or at any time prior to the consummation of the Offer as if made at and as of such time (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty (x) if qualified by materiality or "Material Adverse Effect," shall be true as of such specific date and
    (y) if not so qualified, shall be true in all material respects as of such specific date) and in each case such breach shall not be subject to cure; or

       (d) the Merger Agreement shall have been terminated in accordance with its terms; or

       (e) there shall have occurred any general suspension of trading in, or limitation on prices for, securities on the NYSE or in the over-the-counter market in the United States, any declaration of a banking moratorium by Federal or New York authorities or general suspension of payments in respect of banks in the United States that regularly participate in the United States market in loans to large corporations, any material limitation by any Federal, state or local government in the United States or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States that materially affects the extension of credit generally by banks in the United States that regularly participate in the United States market in loans to large corporations, any commencement of a war involving the United States or any commencement of armed hostilities or other national or international calamity involving the United States that has a material adverse effect on bank syndication or financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof;

which, in the reasonable judgment of FedEx in any such case, and regardless of the circumstances (including any action or omission by FedEx but excluding any willful action or omission by FedEx not permitted or contemplated by the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

  18. Certain Legal Matters; Regulatory Approvals.

   General. We are not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, we currently contemplate that, except as described below under "Arkansas Investor Protection Takeover Act and Other State Takeover Statutes", such approval or other action will be sought. Except as described under "Antitrust" there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "The Offer--Conditions to the Offer".

   Arkansas Investor Protection Takeover Act and Other State Takeover Statutes. The Arkansas Investor Protection Takeover Act, codified at Arkansas Code Annotated Section 23-43-101 et seq. (the "Act"), prohibits a third party from making a takeover offer for shares of a corporation organized under the laws of the State of Arkansas unless (i) the offer is registered with the Arkansas Securities Department (the "Department"), or (ii) an order of exemption is granted by the commissioner of the Department (the "Commissioner"). The Offer qualifies as a "takeover offer." However, FedEx requested that the Commissioner issue an order exempting the Offer from the provisions of the Act. The Commissioner granted an order of exemption on November 16, 2000.

   A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between us or any of our affiliates and the Company and has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, we believe that there are reasonable bases for contesting such laws.

   In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated, and has a substantial number of shareholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

   If any government official or third party should seek to apply any state takeover law to the Offer or any merger or other business combination between us or any of our affiliates and the Company, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See "The Offer".

   Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

   Pursuant to the requirements of the HSR Act, the Company and FedEx filed a Notification and Report Form with respect to the Offer and the Merger with the Antitrust Division and the FTC on November 14, 2000. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 P.M., New York City time, on Wednesday, November 29, 2000. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 P.M., New York City time, on the tenth day after our substantial compliance with such request. Thereafter, such waiting period can be extended only by court order. A request is being made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

   Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See "The Offer--Conditions to the Offer". Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "The Offer--Withdrawal Rights". Subject to certain circumstances described in "The Offer--Extension of Tender Period", any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If our acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may be extended.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of FedEx's or the Company's substantial assets. Private parties (including individual states) may also bring legal actions under the antitrust laws. We do not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "The Offer--Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

   19. Fees and Expenses. Merrill Lynch & Co. is acting as FedEx's financial advisor and is acting as Dealer Manager in connection with the Offer. FedEx has agreed to pay Merrill Lynch & Co. as compensation for its services as financial advisor and as Dealer Manager in connection with the Offer and the Merger a fee of $5.0 million. FedEx has also agreed to reimburse Merrill Lynch & Co. for certain reasonable out-of-pocket expenses incurred in connection with the Offer (including the fees and disbursements of outside counsel) and to indemnify Merrill Lynch & Co. against certain liabilities, including certain liabilities under the federal securities laws.

   FedEx has retained Morrow & Co., Inc. to act as the Information Agent and EquiServe Trust Company, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

   Neither we nor FedEx will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depository) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

   20. Miscellaneous. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

   No person has been authorized to give any information or make any representation on behalf of Purchaser or FedEx not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

   We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in "The Offer--Certain Information Concerning Purchaser and FedEx--Available Information" of this Offer to Purchase (except that such information will not be available at the regional offices of the SEC).

                                          FDX, INC.

November 20, 2000

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF FEDEX AND PURCHASER
                   DIRECTORS AND EXECUTIVE OFFICERS OF FEDEX

   The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of FedEx are set forth below. References herein to "FedEx" mean FedEx Corporation and references to "FedEx Express" mean its subsidiary, Federal Express Corporation. Unless otherwise indicated below, the business address of each director and officer is c/o FedEx Corporation, 942 South Shady Grove Road, Memphis, TN. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with FedEx. None of the directors and officers of FedEx listed below has, during the past five years, (i) been convicted in a criminal proceeding or
(ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States, except for Paul S. Walsh, who is a British citizen.

1. Directors of FedEx

                                     Current Principal Occupation or Employment
                Name                      and Five-Year Employment History
                ----                -------------------------------------------
 James L. Barksdale...............  Managing Partner, The Barksdale Group, a
                                    venture capital firm, from April 1999 to
                                    present; President and Chief Executive
                                    Officer of Netscape Communications
                                    Corporation, a provider of software,
                                    services and Web site resources to Internet
                                    users, from January 1995 to March 1999;
                                    President, Chief Executive Officer and
                                    Chief Operating Officer of AT&T Wireless
                                    Services (formerly McCaw Cellular
                                    Communications, Inc. (collectively,
                                    "McCaw")), a cellular telecommunications
                                    company, from September 1994 to January
                                    1995; President and Chief Operating Officer
                                    of McCaw from January 1992 to September
                                    1994; Executive Vice President and Chief
                                    Operating Officer of FedEx Express from
                                    April 1983 to January 1992; Director of
                                    FedEx Express from April 1983 to October
                                    1991; Senior Vice President-Data Systems of
                                    FedEx Express from February 1979 to April
                                    1983. Director, America Online, Inc.,
                                    HomeGrocer.com, Inc., Liberate
                                    Technologies, The Robert Mondavi
                                    Corporation, Sun Microsystems, Inc. and
                                    3Com Corporation.
 Robert L. Cox....................  Partner, Waring Cox, a law firm, for more than the past five years; Secretary of
                                    FedEx Express from June 1971 to September
                                    1993.
 Ralph D. DeNunzio................  President of Harbor Point Associates, Inc.,
                                    a private investment and consulting firm,
                                    since October 1987. Director, Harris
                                    Corporation and NIKE, Inc.
 Judith L. Estrin.................  President and Chief Executive Officer of
                                    Packet Design, Inc., an Internet technology
                                    company, since May 2000; Senior Vice
                                    President and Chief Technology Officer of
                                    Cisco Systems, Inc., a networking systems
                                    company, from April 1998 to April 2000;
                                    President and Chief Executive Officer of
                                    Precept Software, Inc., a computer software
                                    company, from March 1995 to April 1998;
                                    Consultant from September 1994 to March
                                    1995. Director, Sun Microsystems, Inc. and
                                    The Walt Disney Company.

                                     Current Principal Occupation or Employment
                Name                      and Five-Year Employment History
                ----                -------------------------------------------
 Philip Greer.....................  Senior Managing Director of Weiss, Peck &
                                    Greer, L.L.C., an investment management
                                    firm, since 1995; General Partner of Weiss,
                                    Peck & Greer from 1970 to 1995. Director,
                                    Network Computing Devices, Inc. and The
                                    Robert Mondavi Corporation.
 J. R. Hyde, III..................  Chairman of Pittco Management, LLC, an
                                    investment management company, since
                                    January 1998; President of Pittco, Inc., an
                                    investment company, since April 1989;
                                    Chairman of AutoZone, Inc., an auto parts
                                    retail chain, from May 1986 to March 1997;
                                    Chief Executive Officer of AutoZone, Inc.
                                    from May 1986 to December 1996. Director,
                                    AutoZone, Inc.
 Shirley A. Jackson...............  President of Rensselaer Polytechnic
                                    Institute, a technological university,
                                    since July 1999; Chairman and Commissioner
                                    of the United States Nuclear Regulatory
                                    Commission from July 1995 to June 1999;
                                    Commissioner of the United States Nuclear
                                    Regulatory Commission from May 1995 to July
                                    1995; Professor of Physics at Rutgers
                                    University from July 1991 to May 1995.
                                    Director, Newport News Shipbuilding Inc.,
                                    Sealed Air Corporation, USX Corporation and
                                    UtiliCorp United Inc.
 George J. Mitchell...............  Special Counsel to Verner, Liipfert,
                                    Bernhard, McPherson and Hand, a law firm,
                                    since January 1995; Member of the United
                                    States Senate from May 1980 to January
                                    1995. Director, Casella Waste Systems,
                                    Inc., Staples, Inc., Starwood Hotels &
                                    Resorts Worldwide, Inc., Unilever PLC,
                                    UnumProvident Corporation, The Walt Disney
                                    Company and Xerox Corporation.
 Joshua I. Smith..................  Vice Chairman and President of iGate, Inc.,
                                    a broadband networking company, since June
                                    2000; Chairman, President and Chief
                                    Executive Officer of The MAXIMA
                                    Corporation, an information and data
                                    processing firm, from 1978 to June 2000.
                                    The MAXIMA Corporation filed for
                                    reorganization in federal bankruptcy court
                                    in June 1998. Director, The Allstate
                                    Corporation, CardioComm Solutions Inc. and
                                    Caterpillar Inc.
 Frederick W. Smith...............  Chairman, President and Chief Executive
                                    Officer of FedEx since January 1998;
                                    Chairman of FedEx Express since 1975;
                                    Chairman, President and Chief Executive
                                    Officer of FedEx Express from 1983 to
                                    January 1998; Chief Executive Officer of
                                    FedEx Express from 1977 to January 1998;
                                    President of FedEx Express from 1971 to
                                    1975. Director, Value America, Inc.
 Paul S. Walsh....................  Group Chief Operating Officer of Diageo
                                    plc, a consumer food and beverage company,
                                    since January 2000; Chairman, President and
                                    Chief Executive Officer of The Pillsbury
                                    Company, a wholly-owned subsidiary of
                                    Diageo plc, from April 1996 to January
                                    2000; Chief Executive Officer of The
                                    Pillsbury Company from January 1992 to
                                    April 1996. Director, Ceridian Corporation
                                    and Diageo plc.
 Peter S. Willmott................  Chairman and Chief Executive Officer of
                                    Willmott Services, Inc., a retail and
                                    consulting firm, since June 1989; Chief
                                    Executive Officer and President of Zenith
                                    Electronics Corporation, an electronics
                                    manufacturing company, from July 1996 to
                                    January 1998 (Zenith Electronics
                                    Corporation filed for reorganization in
                                    federal bankruptcy court in August 1999);
                                    President and Chief Operating Officer of
                                    FedEx Express from September 1980 to May
                                    1983; Executive Vice President of FedEx
                                    Express from 1977 to 1980; Senior Vice
                                    President-Finance and Administration of
                                    FedEx Express from 1974 to 1977. Director,
                                    Security Capital Group Incorporated.

2. Executive Officers of FedEx

                                     Current Principal Occupation or Employment
                Name                      and Five-Year Employment History
                ----                -------------------------------------------
 Robert B. Carter.................  Executive Vice President and Chief
                                    Information Officer of FedEx since June
                                    2000; Corporate Vice President and Chief
                                    Technology Officer of FedEx from February
                                    1998 to June 2000; Vice President--
                                    Corporate Systems Development of FedEx
                                    Express from September 1993 to February
                                    1998; Managing Director--Systems
                                    Development of FedEx Express from April
                                    1993 to September 1993.
 T. Michael Glenn.................  Executive Vice President--Market
                                    Development and Corporate Communications of
                                    FedEx since January 1998; Senior Vice
                                    President--Marketing, Customer Service and
                                    Corporate Communications of FedEx Express
                                    from June 1994 to January 1998; Senior Vice
                                    President--Marketing and Corporate
                                    Communications of FedEx Express from
                                    December 1993 to June 1994; Senior Vice
                                    President--Worldwide Marketing Catalog
                                    Services and Corporate Communications of
                                    FedEx Express from June 1993 to December
                                    1993; Senior Vice President--Catalog and
                                    Remail Services of FedEx Express from
                                    September 1992 to June 1993; Vice
                                    President--Marketing of FedEx Express from
                                    August 1985 to September 1992; and various
                                    management positions in sales and marketing
                                    and senior sales specialist of FedEx
                                    Express from 1981 to 1985.
 Alan B. Graf, Jr.................  Executive Vice President and Chief
                                    Financial Officer of FedEx since January
                                    1998; Executive Vice President and Chief
                                    Financial Officer of FedEx Express from
                                    February 1996 to January 1998; Senior Vice
                                    President and Chief Financial Officer of
                                    FedEx Express from December 1991 to
                                    February 1996; Vice President and Treasurer
                                    of FedEx Express from August 1987 to
                                    December 1991; and various management
                                    positions in finance and a senior financial
                                    analyst of FedEx Express from 1980 to 1987.
 James S. Hudson..................  Corporate Vice President--Strategic
                                    Financial Planning and Control and
                                    Principal Accounting Officer of FedEx since
                                    January 1998; Vice President--Corporate and
                                    Strategic Financial Planning of FedEx
                                    Express from January 1997 to January 1998;
                                    Vice President, Controller and Chief
                                    Accounting Officer of FedEx Express from
                                    December 1994 to January 1997; Vice
                                    President-Finance--Europe, Africa and
                                    Mediterranean of FedEx Express from July
                                    1992 to December 1994; and various
                                    management positions in finance at FedEx
                                    Express from 1974 to 1992.
 Kenneth R. Masterson.............  Executive Vice President, General Counsel
                                    and Secretary of FedEx since January 1998;
                                    Executive Vice President, General Counsel
                                    and Secretary of FedEx Express from
                                    February 1996 to January 1998; Senior Vice
                                    President, General Counsel and Secretary of
                                    FedEx Express from September 1993 to
                                    February 1996; Senior Vice President and
                                    General Counsel of FedEx Express from
                                    February 1981 to September 1993; and Vice
                                    President--Legal of FedEx Express from
                                    January 1980 to February 1981.
 Frederick W. Smith...............  Chairman, President and Chief Executive
                                    Officer of FedEx since January 1998;
                                    Chairman of FedEx Express since 1975;
                                    Chairman, President and Chief Executive
                                    Officer of FedEx Express from April 1993 to
                                    January 1998; Chief Executive Officer of
                                    FedEx Express from 1977 to January 1998;
                                    and President of FedEx Express from June
                                    1971 to February 1975.

                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

   The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser are set forth below. Unless otherwise indicated below, the business address of each director and officer is c/o FedEx Corporation, 942 South Shady Grove Road, Memphis, TN. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. None of the directors and officers of Purchaser listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States.

1. Directors of Purchaser

                                     Current Principal Occupation or Employment
                Name                      and Five-Year Employment History
                ----                -------------------------------------------
 Robert B. Carter.................  Executive Vice President and Chief
                                    Information Officer of FedEx since June
                                    2000; Corporate Vice President and Chief
                                    Technology Officer of FedEx from February
                                    1998 to June 2000; Vice President--
                                    Corporate Systems Development of FedEx
                                    Express from September 1993 to February
                                    1998; Managing Director--Systems
                                    Development of FedEx Express from April
                                    1993 to September 1993.
 T. Michael Glenn.................  Executive Vice President--Market
                                    Development and Corporate Communications of
                                    FedEx since January 1998; Senior Vice
                                    President--Marketing, Customer Service and
                                    Corporate Communications of FedEx Express
                                    from June 1994 to January 1998; Senior Vice
                                    President--Marketing and Corporate
                                    Communications of FedEx Express from
                                    December 1993 to June 1994; Senior Vice
                                    President--Worldwide Marketing Catalog
                                    Services and Corporate Communications of
                                    FedEx Express from June 1993 to December
                                    1993; Senior Vice President--Catalog and
                                    Remail Services of FedEx Express from
                                    September 1992 to June 1993; Vice
                                    President--Marketing of FedEx Express from
                                    August 1985 to September 1992; and various
                                    management positions in sales and marketing
                                    and senior sales specialist of FedEx
                                    Express from 1981 to 1985.
 Alan B. Graf, Jr.................  Executive Vice President and Chief
                                    Financial Officer of FedEx since January
                                    1998; Executive Vice President and Chief
                                    Financial Officer of FedEx Express from
                                    February 1996 to January 1998; Senior Vice
                                    President and Chief Financial Officer of
                                    FedEx Express from December 1991 to
                                    February 1996; Vice President and Treasurer
                                    of FedEx Express from August 1987 to
                                    December 1991; and various management
                                    positions in finance and a senior financial
                                    analyst of FedEx Express from 1980 to 1987.
 Kenneth R. Masterson.............  Executive Vice President, General Counsel
                                    and Secretary of FedEx since January 1998;
                                    Executive Vice President, General Counsel
                                    and Secretary of FedEx Express from
                                    February 1996 to January 1998; Senior Vice
                                    President, General Counsel and Secretary of
                                    FedEx Express from September 1993 to
                                    February 1996; Senior Vice President and
                                    General Counsel of FedEx Express from
                                    February 1981 to September 1993; and Vice
                                    President--Legal of FedEx Express from
                                    January 1980 to February 1981.

                                         Current Principal Occupation or
                                                   Employment
                Name                    and Five-Year Employment History
                ----                ----------------------------------------
 Frederick W. Smith...............  Chairman, President and Chief Executive
                                    Officer of FedEx since January 1998;
                                    Chairman of FedEx Express since 1975;
                                    Chairman, President and Chief Executive
                                    Officer of FedEx Express from 1983 to
                                    January 1998; Chief Executive Officer of
                                    FedEx Express from 1977 to January 1998;
                                    President of FedEx Express from 1971 to
                                    1975. Director, Value America, Inc.

2. Executive Officers of Purchaser

                                     Current Principal Occupation or Employment
                Name                      and Five-Year Employment History
                ----                -------------------------------------------
 Kenneth R. Masterson.............  President and Secretary of Purchaser since
                                    November 2000. Executive Vice President,
                                    General Counsel and Secretary of FedEx
                                    since January 1998; Executive Vice
                                    President, General Counsel and Secretary of
                                    FedEx Express from February 1996 to January
                                    1998; Senior Vice President, General
                                    Counsel and Secretary of FedEx Express from
                                    September 1993 to February 1996; Senior
                                    Vice President and General Counsel of FedEx
                                    Express from February 1981 to September
                                    1993; and Vice President--Legal of FedEx
                                    Express from January 1980 to February 1981.

   The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                         EQUISERVE TRUST COMPANY, N.A.

          By Mail:                 By Overnight Courier:                  By Hand:
EquiServe Trust Company, N.A.  EquiServe Trust Company, N.A.    EquiServe Trust Company, N.A.
        P.O. Box 9573          Attention: Corporate Actions  c/o Securities Transfer & Reporting
         Boston, MA                 40 Campanelli Drive                Services, Inc.
         02205-9573                 Braintree, MA 02184         100 Williams Street--Galleria
                                                                     New York, NY 10038

   If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                              MORROW & CO., INC.
                          445 Park Avenue, 5th Floor
                           New York, New York 10022

                       E-mail: information@morrowco.com

                          Call Collect (212) 754-8000
             Banks and Brokerage Firms, Please Call (800) 654-2468

                   Shareholders Please call: (800) 607-0088

                     The Dealer Manager for the Offer is:

                              Merrill Lynch & Co.
                          Four World Financial Center
                           New York, New York 10080

                         Call Collect: (212) 236-3790